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                                                                January 25, 2002

Via EDGAR
Ms. Barbara C. Jacobs
Assistant Director
Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549-0406


RE:      The Ashton Technology Group, Inc.
         Registration Statement on Form S-2 filed on November 13, 2001 File No.
         ----------------------------------------------------------------------
         333-73264
         ---------

Dear Ms. Jacobs:

         On behalf of The Ashton Technology Group, Inc, I hereby request that Ashton's Registration Statement on Form S-2, filed November 13, 2001 (File No. 333-73264) be withdrawn effective today, January 25, 2002.

         Should you have any questions or require additional information regarding the foregoing, please contact me directly at Tel: 215-789-3300.

                                                    Sincerely,

                                                    /s/ Jennifer L. Andrews
                                                    Jennifer L. Andrews
                                                    Senior Vice President and
                                                    Chief Financial Officer

cc:      Christopher S. Auguste
         Jordan A. Young